SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
COMPREHENSIVE CARE CORPORATION
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.0001 of Hythiam, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 650,000

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
(Set forth the amount on which the filing fee is calculated and state how it was determined): The amount on which the filing fee is calculated was computed by multiplying 650,000 common shares by $8.64 (the average of the high and low price of the Common Stock as of the close of business February 1, 2007 according to nasdaq.com): 650,000 x $8.64 = $5,616,000.

(4)	Proposed maximum aggregate value of transaction: $5,616,000

(5)	Total fee paid: $600.91

☐	Fee paid previously with preliminary materials.
☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPREHENSIVE CARE CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MARCH 23, 2007
AND APPRAISAL RIGHTS
Dear Stockholders:
     We invite you to attend a special meeting of stockholders of Comprehensive Care Corporation (“CompCare” or the “Company”) to be held at                                         , Tampa, Florida 33607, at 9:00 a.m., local time, on Friday, March 23, 2007 (the “Special Meeting”) and any adjournments or postponements thereof for the following purposes:
1. To ratify, approve and adopt the Agreement and Plan of Merger, dated as of January 26, 2007, among Hythiam, Inc., HCCC Acquisition Corporation, a wholly owned subsidiary of Hythiam, and CompCare, which transaction would result in CompCare becoming a wholly owned subsidiary of Hythiam; and
2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.
     Stockholders of record at the close of business on February 20, 2007 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the principal offices of the Company.

By Order of the Board of Directors,

Robert J. Landis Chairman, Chief Financial Officer and Treasurer
February ___, 2007
     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF A FOLLOW-UP MAILING.

COMPREHENSIVE CARE CORPORATION
3405 W. Dr. Martin Luther King, Jr. Boulevard, Suite 101
Tampa, Florida 33607
(813) 288-4808
PROXY STATEMENT
for
Special Meeting of Stockholders
to be held on Friday, March 23, 2007
     The Board of Directors of Comprehensive Care Corporation (“CompCare” or the “Company”) solicits your proxy for use at the special meeting of stockholders to be held on Friday, March 23, 2007 (the “Special Meeting”) at 9:00 a.m., local time, at                                         , Tampa, Florida 33607. This proxy statement and the accompanying form of proxy are first being mailed on or about February ___, 2007. Following this mailing, certain officers and employees of the Company may solicit proxies by mail, telephone, telecopy, or in person, without additional compensation. Upon request, the Company will reimburse brokers, and other persons holding shares for others, for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of such shares. The Company will pay all solicitation costs, if any.
     The shares held by each person giving a proxy in the accompanying forms will be voted at the meeting in accordance with any instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR the proposals contained herein. A proxy may be revoked by the person giving it any time before its exercise by sending a written notice of such revocation or a later-dated proxy to the Secretary of the Company at the above address or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself revoke a proxy.
     The record date for stockholders entitled to notice of and to vote at the Special Meeting is February 20, 2007 (the “Record Date”). As of the Record Date, 7,665,283 shares of common stock, $.01 par value per share, and 14,400 shares of Series A Convertible Preferred Stock, $50.00 par value per share, were outstanding and entitled to vote. Shares of common stock are entitled to one vote for each share of common stock held. Shares of Series A Preferred Stock are entitled to vote on an “as converted” basis with the common stock. The Series A Preferred Stock is entitled to 294.12 votes for each share of Series A Preferred Stock outstanding, which represents the equivalent of 4,235,328 shares of common stock. The proposed merger requires approval by a majority of the voting power of all outstanding shares of our capital stock, voting together as a single class, and the approval of the preferred stock as a class.
     A majority of the outstanding shares of common stock and the Series A Preferred Stock, taken together as one class, present in person or represented by proxy and entitled to vote, shall constitute a quorum for purposes of the meeting. In addition, a separate quorum representing a majority of the shares of Series A Preferred Stock shall be necessary in connection with the voting for the proposal. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. Approval of any other matter that may properly come before the Special Meeting requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as a negative vote. Broker non-votes will have no effect and will not be counted towards the vote total with respect to any matter presented at the Special Meeting.

PROPOSAL
     As you may be aware, our Board of Directors has unanimously approved and declared the advisability of a merger agreement that would result in Comprehensive Care Corporation becoming a wholly owned subsidiary of Hythiam, Inc., and determined that the merger is in the best interests of our stockholders. In the merger, each 12 outstanding shares of our common stock would be converted into the right to receive 1.0 share of Hythiam common stock. In connection with the merger, our board of directors received a written opinion of Marshall & Stevens, Inc. that, as of January 24, 2007, based upon and subject to the matters set forth in Marshall & Steven’s opinion, the exchange ratio to be offered to the public stockholders of CompCare common stock was fair from a financial point of view.
     The proposed merger requires approval by a majority of the voting power of all outstanding shares of our capital stock, voting together as a single class, and the approval of the preferred stock as a class. Woodcliff Healthcare Investment Partners LLC is the owner of 1,739,130 shares of our common stock and 14,400 shares of our Series A Convertible Preferred Stock, representing approximately ___% of the voting power of all outstanding shares of our capital stock as of the Record Date and representing 100% of the voting power of all outstanding shares of our preferred stock as of the Record Date. On January 12, 2007, Hythiam acquired all of the membership interests of Woodcliff, and on January 29, 2007, Hythiam indicated in its current report on Form 8-K of its intention to vote all of the Woodcliff shares in favor of the merger.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

THE MERGER
     This section of the proxy statement describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety.
General Description of the Merger
     Our board of directors has unanimously approved the merger subject to approval by a majority of the voting power of our stockholders, and the board of Hythiam has approved the merger.
     The merger will be effected by merging a newly formed, wholly owned subsidiary of Hythiam with and into CompCare. In the merger, stockholders of CompCare will receive a number of shares of Hythiam common stock based on an exchange ratio of 1.0 to twelve. Each 12.0 shares of CompCare common stock will be converted into the right to receive one share of Hythiam common stock. Any fractional shares or stockholders holding fewer than 12 shares of CompCare stock will be paid in cash at an effective rate equal to $0.835 per share of CompCare stock.
The Companies
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
     Hythiam, Inc. (Nasdaq: HYTM) is a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam® researches, develops, licenses and commercializes innovative physiological, nutritional, and behavioral treatment protocols designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine and methamphetamine, as well as combinations of these drugs. Hythiam’s proprietary PROMETA® treatment protocols represent an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.
     On January 12, 2007, the members of Woodcliff Healthcare Investment Partners LLC sold their outstanding membership interests in Woodcliff to Hythiam. Woodcliff owns 1,739,130 shares of our common stock and 14,400 shares of our Series A Convertible Preferred Stock acquired in June 2005, which shares together represent a majority interest in our company as of the date of this proxy statement. Effective January 12, 2007, the date that Hythiam acquired a controlling interest in our company through the acquisition of Woodcliff, Hythiam’s consolidated financial statements also include the business and operations of our company.
     Hythiam’s shares trade on The NASDAQ Global Market. Hythiam will file a registration statement on Form S-4 with the Securities and Exchange Commission registering the shares of Hythiam common stock issuable to our stockholders pursuant to the merger.
Comprehensive Care Corporation
3405 W. Dr. Martin Luther King Jr. Blvd., Suite 101
Tampa, Florida 33607
(813) 288-4808
     Our company, primarily through our wholly owned subsidiary, Comprehensive Behavioral Care, Inc., provides managed care services in the behavioral health and psychiatric fields, which is our only operating segment. We manage the delivery of a continuum of psychiatric and substance abuse services to commercial,

Medicare and Medicaid members on behalf of employers, health plans, government organizations, third-party claims administrators, and commercial and other group purchasers of behavioral healthcare services. The customer base for our services includes both private and governmental entities. We arrange for the delivery of behavioral health care services that are provided primarily by unrelated vendors on a subcontract basis. We currently have a marketing and services agreement which allows us to market Hythiam’s PROMETA protocols to our customers.
Woodcliff Investment
     On June 14, 2005, Woodcliff HealthCare Investment Partners, LLC invested $3,600,000 in CompCare through its purchase of 14,400 shares of our Series A Convertible Preferred Stock. Each share of Series A Preferred Stock is convertible into 294.12 shares of our common stock, which equates to an “as converted price” of $0.85 per common share. The “as converted price” of $0.85 per common share represented a significant discount to our trading price at the time, and we obtained an opinion from an investment bank that the terms of the Woodcliff transaction were fair from a financial perspective. This investment was a key factor in CompCare receiving an unqualified opinion from its auditors for the fiscal years ended May 31, 2006 and 2005. As part of the terms of the Series A Convertible Preferred Stock transaction, we conferred to Woodcliff significant rights and preferences over the holders of our common stock, including:
•	the right to appoint five members of our board of directors, which represents the majority of our directors

•	dividend and liquidation preferences, and

•	weighted average anti-dilution protection.
In addition, without the consent of Woodcliff, we are prevented from engaging in any of the following transactions:
•	any sale or merger involving a material portion of our assets or business

•	any single or series of related transactions in excess of $500,000, and

•	incurring any debt in excess of $200,000.
     In September 2006, the Company elected to exercise a put for $800,000 at a $0.46 per common share price, pursuant to the Securities Purchase Agreement between Woodcliff and CompCare dated June 14, 2005. We believed that other alternatives for raising capital would not be successful and that this was the quickest and most cost effective method of raising capital for the immediate future. This additional capital was required to improve our financial ratios, and in particular our current ratio, so that we could maintain our existing clients and obtain new business that was starting January 1, 2007.
Background to the Merger
     The behavioral healthcare industry is very competitive and provides products and services that are price sensitive. Many of our competitors have revenues, financial resources, and membership substantially larger than ours. We experienced the loss of a major contract in December 2005 and the loss of another significant contract in May 2006. Each of these contracts represented approximately 20% of our operating revenues. Due to the loss of these contracts and our lack of financial resources, during the two years prior to our discussions with Hythiam, we explored strategic alliances, mergers, and acquisition of our company with other behavioral healthcare organizations, health plans, and managed care organizations. These discussions ranged from being very preliminary to resulting in the preparation of extensive due diligence information. A number of the parties with whom we conferred indicated that they were not interested in pursuing our company and that our company was overvalued. We did not receive a proposal to acquire our company from any of these parties as a result of any of these discussions.
     In the middle of November 2006, Hythiam made a presentation to our board of directors about Hythiam and its interest in pursuing a merger with us. In late November 2006, we received a proposed term sheet from

Hythiam outlining the proposed transaction at a price of $0.80 per share. A special committee of three directors was established during the early part of December 2006 to investigate strategic alternatives and to evaluate the Hythiam proposal. The special committee retained an investment banking firm as financial advisor to assist in evaluating the Hythiam proposal. The special committee did not make a recommendation to the board regarding the Hythiam proposal or any other strategic alternatives. During the early part of January 2007, the board of directors suspended the special committee and terminated the engagement with the investment banking firm.
     On January 8, 2007, the board of directors retained Marshall & Stevens, Inc. to render a fairness opinion relating to the Hythiam term sheet. On January 12, 2007, Marshall & Stevens performed due diligence at our headquarters in Tampa. On January 12, 2007, Hythiam acquired all of the membership interests of Woodcliff Healthcare Investment Partners LLC, and thereby acquired a majority interest in our company as of that date. On January 12, 2007, the board unanimously appointed three new directors nominated by Woodcliff, and three directors previously nominated by Woodcliff resigned.
     On January 16, 2007, the board of directors received a letter from Hythiam reiterating its interest in the proposed transaction and asking for prompt consideration of its proposal, a copy of which is attached as Appendix B. Following extensive discussions and negotiations, on January 17, 2007, Hythiam agreed to increase its price per share by 3.5 cents to $0.835. On January 17, 2007, Marshall & Stevens made a presentation to our board of directors regarding their evaluation and analysis and their opinion that the transaction was fair to all stockholders from a financial point of view.
     On January 17, 2007, Eugene Froelich, who had previously served on the special committee, resigned as a member of the board of directors, stating in a letter filed as exhibit 17.1 to our current report filed January 18, 2007 that he “witnessed what I perceived as multiple breaches of fiduciary duties and what I believe is my inability to effectively discharge my responsibilities as a director going forward, I concluded that I have no alternative at this point but to resign and express my concerns to you and CompCare’s stockholders.” Mr. Froelich’s resignation letter and his claims were considered and discussed by our full board of directors. Mr. Froelich’s resignation occurred prior to the board meeting during which Marshall & Stevens presented to the board their evaluation of the transaction and their fairness opinion and so Mr. Froelich did not attend such board meeting.
     On January 24, 2007, our board of directors ratified the terms of the merger, and on January 26, 2007, our board approved the merger and the final merger agreement.
Litigation
     A stockholder class action complaint has been filed in Delaware Court of Chancery by Alan G. Stevens against CompCare, its officers and directors, and Hythiam to enjoin the proposed merger transaction, on the grounds that the merger is unfair and the directors of CompCare breached their fiduciary duties to CompCare’s minority, public stockholders in agreeing to it. If the plaintiff were able to obtain an injunction from the court, we may be enjoined from consummating the merger.
Reasons for the Merger
     In reaching its determination to approve the merger agreement and the transactions contemplated thereby, our board of directors considered, among other things, the following factors:
•	Access to additional capital to improve the overall financial strength of CompCare and provide the ability to invest in programs and tools that management believes will improve our service and financial results;

•	The conclusion of the board of directors that the consideration to be received in the merger would provide greater value to our stockholders than they would receive if they remained stockholders of CompCare, a conclusion based in part on the following factors: the belief of the board of directors, based upon discussions with CompCare’s management and their general industry knowledge, that industry, economic and stock market conditions posed continued, and possibly even increased, risks to the financial condition, results of operations and prospects of CompCare as a stand-alone business, the belief that a combination with Hythiam would result in the stockholders of CompCare sharing in a broader base of business, access to Hythiam customers that CompCare does not have access to, additional management and clinical resources, the belief of the board of directors, based on available public information and the review of Hythiam’s business conducted as part of the fairness opinion presented by Marshall & Stevens, that the financial condition and prospects of Hythiam remain positive, and the belief of the board of directors that the merger would allow Hythiam and CompCare to achieve synergies in the form of cost savings, better product offerings and other efficiencies;

•	The fact that Hythiam has sufficient stock ownership to control a disposition of CompCare;

•	The fact that Hythiam, through its ownership of Woodcliff and the rights and preferences conferred to the preferred stock, has significant voting and veto rights regarding corporate actions of CompCare;

•	The conclusion of the board of directors, following discussions and negotiations, that the terms reflected by the 1-to-12 exchange ratio and contained in the merger agreement represent the best economic terms that could be obtained from Hythiam;

•	Ability for CompCare to bid more successfully on contracts, including larger contracts, due to the costs of RFP’s, as well as the need for a well capitalized balance sheet;

•	Greater liquidity for our stockholders, as our stock has extremely limited trading volume;

•	Ability to grow our company more quickly with increased joint marketing opportunities and increased sales staff;

•	Ability of CompCare to offer a proprietary disease management product that differentiates CompCare from its competitors and reduces the incentives for such services being in-sourced by customers;

•	Recognition that Hythiam was currently supporting a significant amount of sales resources that would have to be paid by CompCare if Hythiam were not to renew the Marketing License and Services Agreement;

•	The fact that our discussions with other parties during the last two years prior to Hythiam regarding strategic alliances, mergers, and acquisition of our company did not result in our receiving a proposal to acquire our company from any of these parties;

•	The fact that our recent efforts in raising additional capital have only been successful when such financings were consummated at a significant discount to our trading price at the time and a recognition that future financings may not be obtainable at prices and terms that were acceptable, if at all.

•	Our low trading volume (liquidity), the prices of past financings, and the significant control, antidilution and veto rights held by Woodcliff were considered as factors in this analysis.

•	Recognition that Hythiam was planning to offer a proprietary substance abuse disease management program which would compete with CompCare’s offering, but with lower costs; and

•	The financial presentation of Marshall & Stevens on January 17, 2007, and the written opinion of Marshall & Stevens rendered to the board of directors to the effect that, based upon and subject to the matters set forth in that opinion, the exchange ratio in the merger was fair, from a financial point of view, to the stockholders of our common stock.
     In evaluating the merger, the members of the board of directors considered their knowledge of the business, financial condition and prospects of CompCare, and the advice of its financial advisors. In light of the number and variety of factors that the board of directors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to assign relative weights to the foregoing factors. Rather, the board of directors made its determination based upon the total mix of information available to it and, after due consideration, determined that the merger is in the best interests of CompCare and its stockholders.
Interests of Certain Persons in the Merger
     Other than the merger agreement and ancillary agreements related to the merger, the only material agreement between us and Hythiam is a PROMETA® Marketing License and Services Agreement dated February 17, 2006, pursuant to which we currently have the exclusive right to market a substance dependence disease management program using Hythiam’s protocols to our current customers and other mutually agreed to prospective clients. Upon an agreement between us and a customer, Hythiam agreed to license a sufficient number of mutually agreed upon CompCare network providers in that customer’s region to provide the Hythiam protocols, and we agreed to pay Hythiam a license fee as the Hythiam protocols are used. In addition, Hythiam agreed to hire two sales representatives and pay our related costs to market our services and the disease management program.
     Some of our executive officers and members of our board of directors may have interests in the merger that are different from, or in addition to, the interests of CompCare and our stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they adopted the merger agreement and approved the other transactions contemplated by the merger agreement, including the merger. These interests include:
•	the continuation of our current executive officers as employees of the surviving corporation, although the continued employment is not guaranteed by Hythiam; and

•	the right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the merger.
     As discussed above, on January 12, 2007, the members of Woodcliff Healthcare Investment Partners LLC sold their outstanding membership interests in Woodcliff to Hythiam resulting in Hythiam acquiring a controlling interest in our company. Our Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock confers to Woodcliff as holder of our Series A Convertible Preferred Stock the right to designate five seats on our board of directors. After Hythiam’s acquisition of the Woodcliff membership interests, Woodcliff appointed three new board members, Michel A. Sucher, M.D., Michael Yuhas, and Steven R. Peskin, M.D., MBA, FACP to replace their previous designees to the board effective January 12, 2007.
     Michel A. Sucher, M.D. is a nationally known speaker on addiction medicine and emergency medicine. He currently serves as the corporate Medical Records Officer and Chief Compliance Officer of Rural/Metro Corporation, which is a $600 million revenue ambulance and fire protection service company based in Scottsdale, Arizona. Dr. Sucher recently served as the Acting Medical Director of the Division of Behavioral Health at the Department of Health Services, State of Arizona. He holds various teaching positions throughout the greater Phoenix metropolitan area. He is a Fellow of the American College of Emergency Physicians and a Fellow of the American Society of Addiction Medicine (“ASAM”). He is also certified as a medical review officer by ASAM.
     Dr. Sucher served as Vice President of Clinical Affairs for Hythiam from February 2004 to September 2004, for which he was paid approximately $45,000 as compensation. In 2005, Dr. Sucher through his consulting firm, provided consulting services to Hythiam for a six-month period, for which the firm was paid a total compensation of $30,000 for its services, which represent less than 3% of the firm’s revenue in 2005. Dr. Sucher’s consulting firm is currently under a new consulting arrangement with Hythiam to help build insurance-based business in Arizona at Community Bridges, a community-based non-profit organization that provides detoxification and other addiction services to the community. Pursuant to the terms of the consulting agreement, the firm is entitled to $1,000 per month for its services and could be entitled to bonuses ranging from $5,000 to $15,000 based on milestones in achieving insurance reimbursements. The consulting agreement has a term of 6 months effective December 14, 2006 and is terminable at any time by either party. Dr. Sucher is also the medical director of Community Bridges.
     Michael Yuhas is an experienced health care executive, with more than 20 years of experience in health care, managed care, and behavioral health care companies. He is the CEO and President of SC Care Management, a Maryland-based company that provides behavioral and medical health management services to healthcare payers. Prior to SC Care Management, Mr. Yuhas served as Chief Executive Officer for Health Integrated, Inc., a Florida-based health management company that delivers behavioral health and medical case management services.
     Mr. Yuhas provided consulting services to Hythiam in August 2006 and in October 2006 to assist the company in developing a strategy for penetration into the third-party payer market and other related consulting services, for which services Mr. Yuhas was compensated approximately a total of $10,500. In December 2006, Mr. Yuhas was engaged by Hythiam to assist in providing input on product strategy related to the behavioral health sector, and in exchange for his services of up to 32 hours per month, Hythiam agreed to pay Mr. Yuhas a monthly retainer of $5,000 and, if additional time is requested by Hythiam, at the rate of $1,000 per day. The consulting agreement has a term expiring on January 31, 2007, which term may be renewed upon agreement by the parties, and which agreement may be terminated by either party for any reason at any time.
     Steven R. Peskin, MD, MBA, FACP is Chief Medical Officer of MediMedia USA, a company engaged in patient education and provides managed care and pharma services to pharmaceutical and biotech companies. In addition, he is Assistant Clinical Professor of Medicine at the University of Medicine and Dentistry of New Jersey. Before joining MediMedia, Dr. Peskin was Chief Executive Officer of Pharmaceutical Research Plus (PRP), a firm specializing in patient recruitment and retention for clinical trials. He was previously Founder, President, and Chief Operating Officer of Nelson Managed Solutions of Nelson Communications (now a division of Publicis Groupe), a managed care consulting and marketing services agency.
     Dr. Peskin conducted qualitative market research for Hythiam in 2005 in a consultant capacity and in 2006, as Chief Medical Officer of MediMedia, was involved in planning and conducting a managed care advisory board for Hythiam. For MediMedia’s services, Hythiam paid MediMedia a total of $97,584 in compensation. MediMedia is a company with annual revenues of $300 million, and the fees generated from its services performed for Hythiam represent less than 0.04% of its annual revenue.
     David Schuster, a member of our board of directors since June 20, 2005 and appointed to the board by Woodcliff prior to Hythiam’s acquisition of Woodcliff, is currently the Vice President of Corporate Development for Hythiam, a full-time position he has held since September 2003. Mr. Schuster’s base salary is in excess of $100,000 per year.
     In addition, Hythiam’s acquisition of the Woodcliff membership interests enables our Chief Executive Officer to exercise the change of control provisions of her contract, which would entitle her to be paid a severance benefit equal to twenty-four months base salary plus a performance bonus. Because Hythiam’s acquisition of the Woodcliff membership interests represented a change of control pursuant to the terms of her employment contract, such rights have accrued to our Chief Executive Officer regardless of whether any merger closed subsequently.
Opinion of Marshall & Stevens
     Marshall & Stevens, Inc. was engaged on January 8, 2007 to render an opinion as to the fairness, from a financial perspective, of the consideration to be received by the stockholders of CompCare pursuant to the merger. Marshall & Stevens has delivered to our board of directors a written opinion dated January 24, 2007, that, as of that date, the exchange ratio to be offered to the stockholders of CompCare was fair to such stockholders from a financial point of view. In deciding to approve the merger, our board of directors considered the written opinion of Marshall & Stevens, in addition to presentations and consultations of Marshall & Stevens to the board of directors.
     The full text of the Marshall & Stevens opinion is attached as Appendix C to this proxy statement and is incorporated herein by reference. The description of the Marshall & Stevens opinion set forth herein is qualified in its entirety by reference to the full text of the Marshall & Stevens opinion. Stockholders are urged to read the Marshall & Stevens opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Marshall & Stevens in connection therewith. Marshall & Stevens’s written opinion only addresses the fairness to the stockholders of CompCare of the exchange ratio to be offered in the merger from a financial point of view as of the date of the opinion. Marshall & Stevens’s written opinion does not address the merits of the underlying decision by CompCare to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger. Marshall & Stevens’s opinion is necessarily based upon the economic, monetary, market and other conditions as in effect on, and the information made available to Marshall & Stevens as of, the date of the Marshall & Stevens opinion. Marshall & Stevens assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Marshall & Stevens opinion. The following is only a summary of the Marshall & Stevens opinion. You are urged to read the entire opinion.

     In arriving at its opinion, Marshall & Stevens inquired into, analyzed and reviewed information including, but not limited to:
•	Agreement and Plan of Merger by and among Hythiam and CompCare;

•	The historical market prices and trading volumes associated with CompCare;

•	Audited financial statements for CompCare and the Company’s 10-K annual reports for fiscal years ended May 31, 2003 through 2006 and 10-Q’s for the quarters ended August 31, 2006 and November 30, 2006;

•	CompCare’s projections for the fiscal years ended May 31, 2007 through May 31, 2011;

•	Publicly available financial data concerning certain companies deemed comparable by Marshall & Stevens;

•	Third party reports concerning the behavioral healthcare industry and general trends within the healthcare industry;

•	Industry research reports issued by various leading investment banks;

•	Brochures and literature related to CompCare;

•	Considered CompCare’s future revenue, EBITDA, EBIT, dividend-paying capacity and overall financial health;

•	Analyzed financial statements, prices and other materials regarding certain comparable and publicly traded companies involved in the behavioral healthcare industry;

•	Analyzed prevailing rates of return on debt and equity capital;

•	Analyzed materials discussing the general and industry specific economic outlook;

•	Compared particular statistical and financial information of CompCare to particular statistical and financial information of certain comparable and publicly traded companies;

•	Conducted interviews with management of CompCare;

•	Reviewed Hythiam’s 10-K annual reports for fiscal years ended December 31, 2003 through 2005 and 10-Q quarterly reports for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Researched analyst reports regarding Hythiam issued by various leading investment banks;

•	Conducted interviews with management of Hythiam.
     In addition to reviewing the above information, Marshall & Stevens has among other things:
•	Considered the nature of CompCare’s business, history, revenue, earnings before interest and taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), book capital, and total assets for fiscal years ended May 31, 2003 through 2006 and the six months ended November 30, 2006;

•	Considered the nature of Hythiam’s business, history, revenue, earnings before interest and taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), book capital,

and total assets for fiscal years ended December 31, 2003 through 2005 and the nine months ended September 30, 2006;

•	Analyzed financial statements, prices and other materials regarding guideline publicly traded companies in the behavioral healthcare industry; required rates of return on debt and equity capital; materials discussing the economic outlook, in general; and the specific outlook for the behavioral healthcare and disease management industry; and such other material as they deemed appropriate;

•	Analyzed the financial terms and operating results and financial conditions of companies, to the extent publicly available, involved in certain recent business combinations in the behavioral healthcare industry;

•	Compared certain statistical and financial information of CompCare with similar information for certain guideline publicly traded companies in the behavioral healthcare industry;

•	Analyzed daily stock prices and trading volumes of CompCare common stock for the period 30, 60, and 90 days leading up to January 22, 2007;

•	Analyzed daily stock prices and trading volumes of Hythiam common stock for the period 30, 60, and 90 days leading up to January 22, 2007;

•	Visited CompCare’s headquarters in Tampa, Florida, conducted interviews with management and relied upon their representations concerning the operations, financial condition, future prospects, and projected operations and performance of CompCare;

•	Utilized three different methodologies in determining the value of CompCare common equity, which methodologies yielded an overall range of $0.17 to $0.74 per share, with the average of the values produced from the methodologies of $0.35 per share, and determined that Hythiam’s proposed transaction represents a premium of approximately 239% to the average value and a premium of 13% to the highest value for CompCare’s stockholders based on the price offered to CompCare stockholders of $0.835 per share in the proposed Hythiam transaction;

•	Conducted such other financial studies, analyses and inquiries, and considered such other matters as we deemed necessary and appropriate for their opinion.
     In rendering their opinion, Marshall & Stevens has not independently verified the accuracy and completeness of the financial information or other information furnished by CompCare, orally or in writing, or other information obtained from publicly available sources. Marshall & Stevens reviewed the most current and best available estimates and judgments of the management of CompCare, as to the expected future financial and operating performance of CompCare, and did not undertake any obligation to assess whether such forecasts, estimates or judgments were reasonable or were likely to be accurate. In addition, Marshall & Stevens did not undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. In addition, Marshall & Stevens did not make an independent valuation of any particular assets or liabilities of CompCare. Marshall & Stevens’s opinion is based on business, economic, market and other conditions as they exist as of the date of the opinion.
     Based upon the foregoing and upon such other factors as deemed relevant, including the assumptions and limiting conditions included in the opinion, it is the opinion of Marshall & Stevens that as of the date of the opinion, the merger is fair to the stockholders of CompCare, from a financial point of view, pursuant to the terms and subject to the conditions set forth in the merger agreement.
Material United States Federal Income Tax Consequences
     Based upon representations contained in the merger agreement by Hythiam and CompCare and on certain customary factual assumptions, the merger will be a tax-free incorporation under Section 368(a)(1)(A) of the Tax

Code. EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.
Appraisal Rights
     THE DISCUSSION SET FORTH BELOW IS A SUMMARY OF YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW. THE TEXT OF THE RELEVANT PROVISIONS OF DELAWARE LAW ARE ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT. STOCKHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW APPENDIX D. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN APPENDIX D MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS.
     Upon completion of the merger, holders of our common stock who did not vote in favor of the merger agreement and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by such court in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.
     The following is a brief summary of Section 262, which sets forth the procedures for holders of common stock who did not approve the adoption of the merger agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.
     Under Section 262, where a merger is adopted by stockholders at a meeting of stockholders, CompCare, not less than 20 days prior to the meeting, is required to notify each of our stockholders who was such on the record date for the meeting with respect to shares for which appraisal rights are available that appraisal rights are available for any or all of their shares. This proxy statement constitutes notice to holders of shares of our common stock concerning the availability of appraisal rights under Section 262.
     Holders of shares of CompCare common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to CompCare before the taking of the vote on the merger. A demand for appraisal must reasonably inform CompCare of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the shares of our common stock held by such stockholder. A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to Comprehensive Care Corporation, 3405 W. Dr. Martin Luther King Jr. Blvd., Suite 101, Tampa, Florida 33607, Attention: Robert Landis, Chairman, Chief Financial Officer and Treasurer. SUCH DEMAND MUST BE RECEIVED BY COMPCARE BEFORE THE TAKING OF THE VOTE ON THE MERGER.
     If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.
     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand and identify the persons for whom the record holder serves as nominee.

     A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights.
     Within 10 days after the effective date of the merger, we must provide notice of the effective date of the merger to all of our stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.
     Within 120 calendar days after the effective date of the merger, any stockholder who did not vote in favor of the merger and who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. CompCare, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten calendar days after the stockholder’s request is received by us or within ten calendar days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.
     Within 120 calendar days after the effective date of the merger, either CompCare or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the CompCare shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.
     Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 calendar days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.
     If a petition for an appraisal is filed in a timely fashion, at a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. The court will direct us to pay the fair value of the shares, together with interest, if any, for those shares it determines are entitled to appraisal rights. We will make any such payment upon the surrender by you of the certificates representing the shares.
     Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Moreover, CompCare does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of CompCare common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination by the court, each party must bear his, her or its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.
     At any time within 60 calendar days after the effective date of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.
     Failure by any stockholder to comply fully with the procedures described above and set forth in Appendix D to this proxy statement may result in termination of the stockholder’s appraisal rights.
Accounting Treatment for the Merger
     The merger will be accounted for by Hythiam as a purchase transaction of us for financial reporting and accounting purposes under U.S. generally accepted accounting principles. Effective January 12, 2007, the results of operations of CompCare will be included in Hythiam’s consolidated financial statements from the consummation of the acquisition of Woodcliff Healthcare Investment Partners, LLC, as more fully discussed in Hythiam’s current report filed on Form 8-K on January 18, 2007.
Regulatory Approvals Required for the Merger
     We are not aware of any material regulatory filings or approvals required prior to completing the merger. We intend to make all required filings under the Securities Act and the Exchange Act in connection with the merger.
Federal Securities Laws Consequences
     All shares of Hythiam common stock received by stockholders of CompCare in the merger should be freely transferable, except that if a stockholder is deemed to be an “affiliate” of Hythiam under the Securities Act at the time of the merger, the stockholder may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be considered “affiliates” under the Securities Act generally include individuals or entities that control, are controlled by, or are under common control with, Hythiam, and generally would not include stockholders who are not our officers, directors or principal stockholders.
THE MERGER AGREEMENT
     This section of the proxy statement describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated by reference in this document. We urge you to read the merger agreement carefully in its entirety.
Structure of the Merger
     In accordance with the merger agreement and Delaware law, a newly formed, wholly owned subsidiary of Hythiam will merge with and into CompCare. As a result of the merger, the separate corporate existence of the merger subsidiary entity will cease, and CompCare will survive as a wholly owned subsidiary of Hythiam.

     Upon completion of the merger, each 12.0 outstanding shares of common stock of CompCare, other than shares held by Woodcliff, will be canceled and converted into the right to receive one share of Hythiam common stock. In addition, each outstanding share of common stock of CompCare held by Woodcliff will be canceled.
Effective Time of the Transaction
     The merger will become effective at the time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as specified in the certificate of merger. We expect that the certificate of merger will be filed promptly after the registration statement on Form S-4 filed by Hythiam registering the shares of Hythiam common stock issuable pursuant to the merger is declared effective by the Securities and Exchange Commission.
Officers and Directors
     Immediately following the merger, the officers and directors of CompCare will be the same persons as the current officers and directors of CompCare.
Surrender of CompCare Certificates
     Following the effective time of the merger, Hythiam will mail to each stockholder of CompCare a letter of transmittal and instructions regarding the details of the exchange. The stockholders will use the letter of transmittal to exchange shares of CompCare common stock for the shares of our common stock and to which the stockholders of CompCare are entitled to receive in connection with the merger.
     No fractional shares of Hythiam common stock will be issued upon the surrender of CompCare certificates. Holders of shares of CompCare common stock otherwise entitled to fractional shares of Hythiam common stock, if any, will receive a cash payment instead of the fractional shares of Hythiam common stock they would otherwise be entitled to upon surrender of all of their CompCare certificates.
Treatment of Stock Options and Warrants
     If we successfully complete the merger, Hythiam will assume our employee stock options to the extent required by any option agreement and related option plan. To the extent permitted by any option agreement and related option plan or consented to by any existing holder, all stock options convertible into CompCare shares at a price less than $0.835 per share will be assumed by Hythiam and be convertible into Hythiam shares and all other options will be cancelled and of no further force or effect. Options that are assumed by Hythiam will be converted into options to acquire shares of Hythiam common stock, based on the exchange ratio, with substantially similar terms in all other respects. In addition, outstanding and unexercised warrants to acquire shares of CompCare common stock will be assumed by Hythiam to the extent permitted by the applicable warrant agreement and become exercisable solely for shares of Hythiam common stock, with the number of shares that each warrant represents a right to purchase being adjusted based on the exchange ratio, with substantially similar terms and restrictions in all other respects.
STOCKHOLDER PROPOSALS
     All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 3405 W. Dr. Martin Luther King, Jr. Boulevard, Suite 101, Tampa, Florida 33607. Any such notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the books of the Company, of the stockholder proposing such business, (c) the class and number of shares of stock of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Any stockholder’s notice related to a nomination to elect an individual to serve as a director, shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for reelection of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the books of the Corporation, of such stockholder, and (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination, which pertains to the nominee. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2007 annual meeting, stockholder proposals must be received by the Company no later than June 8, 2007 and must otherwise comply with the requirements of Rule 14a-8. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies at its discretion, if the Company does not receive notice of the proposal before the close of business on August 22, 2007.
WHERE CAN YOU FIND MORE INFORMATION ABOUT THE COMPANY
     We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at its public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You also can view such documents on our website www.compcare.com.
Tampa, Florida
February ___, 2007

By order of the Board of Directors:

Robert J. Landis
Chairman, Chief Financial Officer and Treasurer

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BETWEEN
HYTHIAM, INC.
AND
COMPREHENSIVE CARE CORPORATION
ON
January 26, 2007

TABLE OF CONTENTS

§1. Definitions	4

§2. Basic Transaction	7
(a) The Merger	7
(b) The Closing	7
(c) Actions at the Closing	7
(d) Effect of Merger	7
(e) Payment Procedure	8
(f) Closing of Transfer Records	9

§3. Company's Representations and Warranties	9
(a) Organization, Qualification, and Corporate Power	9
(b) Capitalization	9
(c) Authorization of Transaction	9
(d) Non-contravention	9
(e) Filings with SEC	10
(f) Financial Statements	10
(g) Events Subsequent to Most Recent Fiscal Quarter End	10
(h) Undisclosed Liabilities	10
(i) Brokers Fees	11
(j) Continuity of Business Enterprise	11
(k) Disclosure	11

§4. Buyer's Representations and Warranties	11
(a) Organization	11
(b) Capitalization	11
(c) Authorization of Transaction	11
(d) Non-contravention	11
(e) Brokers Fees	12
(f) Continuity of Business Enterprise	12
(g) Disclosure	12

§5. Covenants	12
(a) General	12
(b) Notices and Consents	12
(c) Regulatory Matters and Approvals	13
(d) Fairness Opinion and Comfort Letters	13
(e) Listing of Buyer Shares	13
(f) Operation of Business	13
(g) Full Access	14
(h) Notice of Developments	14
(i) Exclusivity	14
(j) Insurance and Indemnification	15
(k) Delivery of Documentation	15

§6. Conditions to Obligation to Close	15
(a) Conditions to Buyer's Obligation	15
(b) Conditions to Company's Obligation	17

§7. Termination	17
(a) Termination of Agreement	17
(b) Effect of Termination	19

§8. Miscellaneous	19
(a) Survival	19
(b) Press Releases and Public Announcements	19
(c) No Third-Party Beneficiaries	19
(d) Succession and Assignment	19
(e) Headings	19
(f) Notices	19
(g) Governing Law	20
(h) Amendments and Waivers	20
(i) Severability	21
(j) Expenses	21
(k) Construction	21
(l) Incorporation of Exhibits and Schedules	21
(m) Arbitration	21
(n) State Securities Laws	21
(o) Tax Disclosure Authorization	21
(p) Counterparts	22
(q) Entire Agreement	22

AGREEMENT AND PLAN OF MERGER
     This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is entered into on January 26, 2007, by and between Hythiam, Inc., a Delaware corporation (“Buyer”), HCCC Acquisition Corporation, a Delaware corporation and newly-formed wholly-owned subsidiary of Buyer (“Merger Sub”), and Comprehensive Care Corporation, a Delaware corporation (“Company”). Buyer, Merger Sub and Company are referred to collectively herein as the “Parties.”
     This Agreement contemplates a tax-free merger of Merger Sub with and into Company in a reorganization pursuant to Code 368(a)(1)(A). Company Stockholders will receive Buyer stock in exchange for their Company stock. The Parties expect that the Merger will further their business objectives, including providing Company with access to needed additional capital and providing Buyer with an expanded ability to offer its products and services.
     This Agreement amends, restates and replaces in its entirety that certain Agreement and Plan of Merger between the Parties dated January 18, 2007, which shall be of no further force or effect.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     §1. Definitions.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Buyer” has the meaning set forth in the preface above.
     “Buyer-owned Share” means any Company Share that Buyer owns beneficially.
     “Buyer Share” means any share of the common stock, $0.0001 par value per share, of Buyer.
     “Certificate of Merger” has the meaning set forth in §2(c) below.
     “Closing” has the meaning set forth in §2(b) below.
     “Closing Date” has the meaning set forth in §2(b) below.
     “Company” has the meaning set forth in the preface above.
     “Comfort Letter” has the meaning set forth in §5(d) below.
     “Company Disclosure Schedule” has the meaning set forth in §3 below.
     “Company Share” means any share of the common stock, $0.01 par value per share, of Company.

     “Company Stockholder” means any Person who or that holds any Company Shares.
     “Confidential Information” means any information concerning the business and affairs of Company and its Subsidiaries that is not already generally available to the public.
     “Conversion Ratio” has the meaning set forth in §2(d)(v) below.
     “DGCL” means the General Corporation Law of the State of Delaware, as amended.
     “Dissenting Share” means any Company Share held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the DGCL.
     “Effective Time” has the meaning set forth in §2(d)(i) below.
     “Exchange Agent” has the meaning set forth in §2(e) below.
     “Fairness Opinion” has the meaning set forth in §5(d) below.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Proxy Statement” means the definitive proxy statement relating to Company stockholder approval of the Merger.
     “IRS” means the Internal Revenue Service.
     “Knowledge” includes actual knowledge and knowledge that a Party should have after reasonable investigation.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Company and its Subsidiaries, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Company and its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on The Nasdaq Global Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.
     “Merger” has the meaning set forth in §2(a) below.
     “Merger Sub” has the meaning set forth in the preface above.
     “Most Recent Fiscal Quarter End” has the meaning set forth in §3(f) below.
     “Option Agreement” means any warrant, stock option, stock option agreement, or incentive compensation plan of Company.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Prospectus” means the final prospectus relating to the registration of the Buyer Shares under the Securities Act.
     “Public Report” has the meaning set forth in §3(e) below.
     “Registration Statement” has the meaning set forth in §5(c)(i) below.
     “Requisite Company Stockholder Approval” means the affirmative vote of the holders of a majority of the Company Shares in favor of this Agreement and the Merger.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” will include all Subsidiaries of such Subsidiary.
     “Surviving Corporation” has the meaning set forth in §2(a) below.
     §2. Basic Transaction.
     (a) The Merger. On and subject to the terms and conditions of this Agreement, Company will merge with and into Merger Sub (the “Merger”) at the Effective Time. Company will be the corporation surviving the Merger (the “Surviving Corporation”).
     (b) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dreier Stein & Kahan LLP, located at 1620 26th Street, Sixth Floor, North Tower, Santa Monica, California 90404, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).
     (c) Actions at the Closing. At the Closing, (i) Company will deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below, (ii) Buyer and Merger Sub will deliver to Company the various certificates, instruments, and documents referred to in §6(b) below, (iii) Buyer and Company will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), and (iv) Buyer will deliver to the Exchange Agent in the manner provided below in this §2 the certificate evidencing the Buyer Shares issued in the Merger.
     (d) Effect of Merger.
     (i) General. The Merger will become effective at the time (the “Effective Time”) Buyer and Merger Sub file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Buyer or Company in order to carry out and effectuate the transactions contemplated by this Agreement.
     (ii) Certificate of Incorporation. The certificate of incorporation of Company in effect at and as of the Effective Time will remain the certificate of incorporation of Surviving Corporation without any modification or amendment in the Merger.
     (iii) Bylaws. The bylaws of Company in effect at and as of the Effective Time will remain the bylaws of Surviving Corporation without any modification or amendment in the Merger.
     (iv) Directors and Officers. The directors and officers of Company in place at and as of the Effective Time will become the directors and officers of Surviving Corporation and retain their respective positions and terms of office.

     (v) Conversion of Company Shares. At and as of the Effective Time, (A) each twelve (12) Company Shares (other than any Dissenting Share or Buyer-owned Share) will be converted into the right to receive one (1) Buyer Share (the ratio of Buyer Shares to Company Shares is referred to herein as the “Conversion Ratio”), (B) each Dissenting Share will be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL, and (C) each Buyer-owned Share will be canceled; provided, however, that the Conversion Ratio will be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding. No Company Share will be deemed to be outstanding or to have any rights other than those set forth above in this §2(d)(v) after the Effective Time. All fractional shares shall be paid out in cash.
     (vi) Company Warrants and Options. At and as of the Effective Time: (A) to the extent required by any Option Agreement, all warrants and options to purchase Company Shares will be assumed by Buyer and entitle the holders thereof to purchase Buyer Shares at a number and price in accordance with the Conversion Ratio; (B) to the extent permitted by any Option Agreement or consented to by any existing holder, (i) all warrants to purchase Company Shares will be assumed by Buyer and entitle the holders thereof to purchase Buyer Shares at a number and price in accordance with the Conversion Ratio, (ii) all stock options convertible into Company Shares at a price less than $0.835 per share will be assumed by Buyer and be convertible into Buyer Shares at a number and price in accordance with the Conversion Ratio, and (iii) all other options will be cancelled and of no further force or effect: and (C) all other Option Agreements will remain in effect and obligate and adhere to the benefit of Surviving Corporation as provided therein.
     (e) Payment Procedure.
     (i) Immediately after the Effective Time, Buyer will (A) furnish to American Stock Transfer & Trust Company (the “Exchange Agent”) an instruction, irrevocable for a period of at least 90 days, to issue stock certificates representing that number of Buyer Shares equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Company Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit B to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates that represented his, her, or its Company Shares in exchange for a certificate representing the number of Buyer Shares to which he, she, or it is entitled.
     (ii) Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Company Shares until the holder surrenders for exchange his, her, or its certificates that represented Company Shares.
     (iii) Buyer may instruct the Exchange Agent not to issue any Buyer Shares remaining unclaimed 90 days after the Effective Time, and thereafter each remaining record holder of outstanding Company Shares will be entitled to look to Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.
     (iv) Buyer will pay all charges and expenses of the Exchange Agent.
     (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time will not be made on the stock transfer books of Surviving Corporation.
     §3. Company’s Representations and Warranties. Company represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the Public Reports or in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Company Disclosure Schedule”), which Company Disclosure Schedule shall be deemed a part hereof. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.
     (a) Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Company and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     (b) Capitalization. The entire authorized capital stock of Company consists of 30,000,000 Company Shares, of which 7,665,283 Company Shares are issued and outstanding, and 60,000 shares of Preferred Stock, of which 14,400 shares of Series A Convertible Preferred Stock are issued and outstanding. All of the issued and outstanding Company Shares Series A Convertible Preferred shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.
     (c) Authorization of Transaction. Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Company cannot consummate the Merger unless and until it receives the Requisite Company Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions.
     (d) Non-contravention. To the Knowledge of any director or officer of Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except any such conflicts, breaches, violations, defaults, rights or losses which could not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken together as a whole. To the Knowledge of any director or officer of Company, other than in connection with the provisions of the DGCL, the Securities Exchange Act, the Securities Act, and the state securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.
     (e) Filings with SEC. Since June 1, 2005, Company has made all filings with SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the “Public Reports”). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company has delivered to Buyer, or made available through the SEC’s website at http://www.sec.gov, a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).
     (f) Financial Statements. Company has filed a quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2006 (the “Most Recent Fiscal Quarter End”) and an Annual Report on Form 10-K for the fiscal year ended May 31, 2006. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby (except as may be otherwise indicated in such financial statements or the notes thereto), and present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Company and its Subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.
     (g) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.
     (h) Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken together as a whole.
     (i) Broker’s Fees. Neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     (j) Continuity of Business Enterprise. It is the present intention of Company to continue at least one significant historic business line, or to use at least a significant portion of its historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d).
     (k) Disclosure. The Proxy Statement will comply with the Securities Exchange Act in all material respects. The Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Company makes no representation or warranty with respect to any information that Buyer will supply specifically for use in the Proxy Statement. None of the information that Company will supply specifically for use in the Prospectus or the Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.
     §4. Buyer’s Representations and Warranties. Buyer represents and warrants to Company that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Buyer Disclosure Schedule. The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this 4.
     (a) Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Capitalization. The entire authorized capital stock of Buyer consists of 200,000,000 Buyer Shares, of which 40,333,725 Buyer Shares are issued and outstanding, and 50,000,000 shares of Preferred Stock, of which none are issued or outstanding. All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and non-assessable.
     (c) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.
     (d) Non-contravention. To the Knowledge of any director or officer of Buyer, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the charter, bylaws, or other governing documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect. To the Knowledge of any director or officer of Buyer, and other than in connection with the provisions of the DGCL, the Securities Exchange Act, the Securities Act, and the state securities laws, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.
     (e) Broker’s Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Company or any of its Subsidiaries could become liable or obligated.
     (f) Continuity of Business Enterprise. It is the present intention of Buyer to continue at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d).
     (g) Disclosure. The Prospectus and the Registration Statement will comply with the Securities Act and the Securities Exchange Act in all material respects. The Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Buyer makes no representation or warranty with respect to any information that Company will supply specifically for use in the Prospectus and the Registration Statement. None of the information that Buyer will supply specifically for use in the Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.
     §5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.
     (a) General. Each of the Parties will use its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in 6 below); provided, however, that no director or officer of either Party will be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.
     (b) Notices and Consents. Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third-party consents referred to in §3(d) above and the items set forth in §5(b) of the Disclosure Schedule.
     (c) Regulatory Matters and Approvals. Each of the Parties will (and Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(d) and §4(d) above. Without limiting the generality of the foregoing:
     (i) Securities Act, Securities Exchange Act, and State Securities Laws. Company will prepare and file with SEC a preliminary proxy statement under the Securities Exchange Act as soon as practicable, but in no event later than ten (10) days after the date of this Agreement. Buyer will prepare and file with SEC a registration statement under the Securities Act relating to the offering and issuance of the Buyer Shares (the “Registration Statement”). The filing Party in each instance will use its best efforts to respond to the comments of SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Buyer will provide Company, and Company will provide Buyer, with whatever information and assistance in connection with the foregoing filings the filing Party may request. Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Shares.
     (ii) DGCL. Company will notice a special meeting of its stockholders and mail the Proxy Statement as soon as permitted under the Securities Exchange Act in order that Company’s stockholders may vote on whether to ratify and approve this Agreement and the Merger in accordance with the DGCL.
     (d) Fairness Opinion and Comfort Letters. Company will deliver to Buyer on or before the date the Proxy Statement is mailed to Company Stockholders (i) a final opinion of Marshall & Stevens as to the fairness of the Merger to Company Stockholders from a financial point of view (the “Fairness Opinion”) and (ii) a letter of Kirkland, Russ, Murphy & Tapp P.A. stating their conclusions as to the accuracy of certain information derived from the financial records of Company and its Subsidiaries and contained in the Proxy Statement (the “Comfort Letter”). Each of the Fairness Opinion and the Comfort Letter will be reasonably satisfactory to Buyer in form and substance.
     (e) Listing of Buyer Shares. Buyer will use its best efforts to cause the Buyer Shares that will be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, prior to the Effective Time.
     (f) Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or except as expressly contemplated by this Agreement, Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer. Without limiting the generality of the foregoing:

     (i) neither Company nor any of its Subsidiaries will authorize or effect any change in its charter or bylaws;
     (ii) neither Company nor any of its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);
     (iii) neither Company nor any of its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;
     (iv) neither Company nor any of its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;
     (v) neither Company nor any of its Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;
     (vi) neither Company nor any of its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;
     (vii) neither Company nor any of its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and
     (viii) neither Company nor any of its Subsidiaries will commit to any of the foregoing.
     (g) Full Access. Company will (and will cause each of its Subsidiaries to) permit representatives of Buyer (including legal counsel and accountants) to have reasonable access during normal business hours during the period prior to the Effective Time to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Company and each of its Subsidiaries. Buyer will treat and hold any such information it receives from Company or any of its Subsidiaries in the course of the reviews contemplated by this §5(g) as Confidential Information , will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Company all tangible embodiments (and all copies) thereof that are in its possession.
     (h) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(h), however, will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     (i) Exclusivity. Company will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Company, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Company will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     (j) Insurance and Indemnification.
     (i) Buyer will provide each individual who served as a director or officer of Company at any time prior to the Effective Time with liability insurance for a period of 36 months after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect for Buyer’s officers and directors.
     (ii) Company, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of Company for the benefit of any individual who served as a director or officer of Company at any time prior to the Effective Time.
     (iii) Buyer will indemnify each individual who served as a director or officer of Company at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys’ fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.
     (k) Delivery of Documentation. The Company will deliver to Buyer the Company Disclosure Schedule, the draft Proxy Statement and the Fairness Opinion, and Buyer will deliver to the draft Registration Statement, within seven (7) days of the date of this Agreement. Prior to the Closing, if any event, condition, fact or circumstance that is required to be disclosed on the Company Disclosure Schedule prior to the Closing would require a change to the Company Disclosure Schedule if the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Buyer an update to the Company Disclosure Schedule specifying such change and shall use its best efforts to remedy same, as applicable.
     §6. Conditions to Obligation to Close.
     (a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) this Agreement and the Merger will have received the Requisite Company Stockholder Approval;

     (ii) Company and its Subsidiaries will have procured all of the third-party consents specified in §5(b) above;
     (iii) the representations and warranties set forth in §3 above will be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) will be true and correct in all respects at and as of the Closing Date;
     (iv) Company will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term material, or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Company will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (v) no action, suit, or proceeding will be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of Company, or (D) adversely affect the right of any of the former Subsidiaries of Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge will be in effect);
     (vi) Company will have delivered to Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i)-(v) is satisfied in all respects;
     (vii) the Registration Statement will have become effective under the Securities Act;
     (viii) the Buyer Shares that will be issued in the Merger will have been approved for listing on Nasdaq, subject to official notice of issuance;
     (ix) Buyer will have received from counsel to Company an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Buyer, and dated as of the Closing Date; and
     (x) all actions to be taken by Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer.
Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Company’s Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (i) this Agreement and the Merger will have received the Requisite Company Stockholder Approval;
     (ii) the Registration Statement will have become effective under the Securities Act;
     (iii) the representations and warranties set forth in §4 above will be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) will be true and correct in all respects at and as of the Closing Date;
     (iv) Buyer will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     (v) there will not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
     (vi) Buyer will have delivered to Company a certificate to the effect that each of the conditions specified above in §6(b)(ii)-(v) is satisfied in all respects;
     (vii) Company will have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Company, and dated as of the Closing Date; and
     (viii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company.
Company may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.
     §7. Termination.
     (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

     (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;
     (ii) Buyer may terminate this Agreement by giving written notice to Company at any time prior to the Effective Time (A) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing will not have occurred on or before December 31, 2007, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);
     (iii) Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; (B) if the Closing will not have occurred on or before December 31, 2007, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from Company breaching any representation, warranty, or covenant contained in this Agreement);
     (iv) Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time if required to permit the directors to discharge their fiduciary duties in accordance with Section 5(i) hereof, in the event that (i) a third party makes a good faith unsolicited superior offer to acquire all the stock of Company that the board of directors of Company determines in good faith, with advise of counsel and a competent financial advisor, is more favorable to the stockholders compared to the transaction provided for in this Agreement, is reasonably capable of being consummated, and has any necessary financing in place, (ii) Buyer fails to make an offer that is at least as favorable to stockholders within five (5) business days of written notice of the foregoing, and (iii) Company’s stockholders fail to approve the transaction provided for in this Agreement, or Company pays Buyer a termination fee equal to the amount of all of Buyer’s fees, costs and expenses arising out of or relating to this Agreement, the circumstances leading up to the negotiation and execution of this Agreement, or the transactions provided for herein;
     (v) Either Party may terminate this Agreement by giving written notice to the other Party if this Agreement and the Merger shall not have received the Requisite Company Stockholder Approval as required by Section 6 above;
     (vi) Either Party may terminate this Agreement by giving written notice to the other Party if a permanent injunction or other order by any court which would make illegal or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable.
     (vii) Either Party may terminate this Agreement by giving written notice to the other Party in the event that either Buyer’s or Company’s Board of Directors shall not have finally approved and ratified the Merger and the agreements and documents contemplated thereby, including without limitation this Agreement, the Company

Disclosure Schedule, Company Proxy Statement, and Registration Statement, within ten (10) days of the date of this Agreement
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(g) above will survive any such termination.
     §8. Miscellaneous.
     (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in §2 above concerning issuance of the Buyer Shares, the provisions in §5(j) above concerning insurance and indemnification, and the confidentiality provisions contained in Section 5(g)) will survive the Effective Time.
     (b) Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
     (c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in §2 above concerning issuance of the Buyer Shares and are intended for the benefit of Company Stockholders and (ii) the provisions in §5(j) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.
     (d) Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
     (e) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Company:
Comprehensive Care Corporation
3405 W. Dr. Martin Luther King, Jr. Blvd, Suite 101
Tampa, Florida 33607
Attn: Chief Financial Officer
Fax: (813) 288-4805
Copy to:
Raymond A. Lee, Esq.
Greenberg Traurig, LLP
650 Town Center Drive, Suite 1700
Costa Mesa, California 92626
Fax: (714) 708-6501
If to Buyer or Merger Sub:
Hythiam, Inc.
11150 Santa Monica Blvd., Suite 1500
Los Angeles, California 90025
Attn: Chief Executive Officer
Fax: (310) 444-5300
Copy to:
John C. Kirkland, Esq.
Dreier Stein & Kahan LLP
1620 26th Street, Suite 600N
Santa Monica, California 90404
Fax: (424) 202-6250
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     (g) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     (h) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by both of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” will mean including without limitation.
     (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (m) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement will be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The prevailing party will be awarded its arbitration, expert and attorney fees, costs and expenses. Judgment on any interim of final award of the arbitrator may be entered in any court of competent jurisdiction.
     (n) State Securities Laws. The issuance of the Buyer Shares which are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of the securities or the payment or receipt of any part of the consideration therefore prior to the qualification is unlawful, unless the sale of securities is exempt from the qualification by Section 25102 of the California Corporations Code. The rights of all Parties to this Agreement are expressly conditioned upon the qualification being obtained unless the sale is so exempt.
     (o) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person action on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §6011 and §6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure many not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.
     (p) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.
     (q) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
COMPANY:
COMPREHENSIVE CARE CORPORATION

By:	/s/ Robert J. Landis

Its:	Chairman & CFO

BUYER: HYTHIAM, INC.
By:	/s/ Terren S. Peizer
Its: Chairman & CEO

MERGER SUB:
HCCC ACQUISITION CORPORATION

By:	/s/ Terren S. Peizer

Its:	Chairman & CEO

APPENDIX B
January 16, 2007
By Electronic and U.S. Mail
Board of Directors
Comprehensive Care Corporation
3405 W. Dr. Martin Luther King Jr. Blvd.
Suite 101
Tampa, FL 33607
Re: Proposed Merger Transaction
Gentlemen:
As you know, Hythiam, Inc. remains very interested in effectuating a merger with Comprehensive Care Corporation by means of a stock-for-stock exchange based on the relative fair market values of the two companies. As we have discussed and as set forth in my presentation to you on November 17, 2006 and further summarized below we believe there are substantial synergies that will inure to the benefit of both groups of stockholders thus maximizing both immediate and long-term shareholder value. A combined company will provide CompCare with substantial resources to strengthen relationships with existing customers and pursue more contracts. In addition, through the planned proprietary behavior health disease management products the combined entity will be able to offer unique products to the industry and leverage Hythiam’s progress with the MCO’s to provide a value added offering to customers CompCare is currently unable to access. In addition, CompCare stockholders will realize the additional benefit of immediate liquidity in their holdings.
The material terms of Hythiam’s proposal are outlined in the term sheet provided to you on November 27, 2006, an additional copy of which is enclosed for your reference. The detailed structure is set forth in the Merger Agreement provided last week.
Since Hythiam is actively traded on The NASDAQ Global Market with an average trading volume over 350,000 shares per day, its current market value can be readily determined by reference to its trading price. CompCare, conversely, is quoted only on the Over-the-Counter Bulletin Board with an average volume of approximately 6.400 shares or less than 2% of Hythiam’s daily volume.

Hythiam, Inc.
11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025
Tel 310.444.4300 / Fax 310.444.5300

We believe the fair and appropriate valuation of CompCare stock is $0.80 per share, or an exchange ratio of 12.76 to one based upon Friday’s $10.21 closing price for Hythiam. While this is below the current trading price for CompCare shares on the OTCBB it represents a substantial premium to the $0.46 per share sale to Woodcliff Healthcare Investment Partners LLC and is equivalent to the $0.80 per share allocated to the value of Woodcliff’s shares of your common stock in our recent acquisition of Woodcliff. Since CompCare will require additional capital to remain financially strong and grow, this merger, is an opportunity to obtain substantial capital support without further dilution at pricing similar or worse to that of your last round. Your shareholders will benefit from this stronger position, as well as the synergies provided in the merger by being shareholders in the combined entity.
We are prepared to move quickly to arrive at a mutually agreeable transaction. We further note that our offer has no financing contingency. If we work together cooperatively to finalize a transaction structure and to document the transaction, I believe that the merger be completed immediately.
Due to our current timing and filing requirements, we request a prompt consideration of and formal response to our proposal from the Board as expeditiously as possible. We look forward to working together to benefit CompCare and its stockholders.
Sincerely,
/s/ Richard A. Anderson
Richard A. Anderson

Hythiam, Inc.
11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025
Tel 310.444.4300 / Fax 310.444.5300

Term Sheet

Company:	Comprehensive Care Corporation

Purchaser:	Hythiam, Inc.

Merger:	Stock-for-stock exchange of shares of common stock of Hythiam, Inc. in exchange for all outstanding shares of CompCare.

Per Share Price:	$0.80

Exchange Ratio:	Based on 20-trading day trailing average closing price of Hythiam on Nasdaq.

Representations and Warranties:	Representations and warranties will include those customary for transactions of this nature.

Confidentiality:	This term sheet and its terms are strictly confidential and may not be disclosed except by mutual agreement.

Due Diligence:	Hythiam will be provided full access to Company records, senior management, outside counsel and auditors for purpose of conducting customary financial and legal due diligence.

No Shop:	Company will not enter into or continue any discussions or negotiations with any third party until after December 31, 2006

Final Documentation:	The parties shall use their good faith best efforts to negotiate, prepare and finalize a merger agreement setting forth the above summarized terms, together with terms and conditions typical for such transactions. Neither party shall be bound until a final written agreement is executed by both parties.

Anticipated Closing:	No later than December 29, 2006

COMPREHENSIVE CARE CORPORATION

By	Dated

HYTHIAM, INC.

By

APPENDIX C
January 24, 2007
Board of Directors of
Comprehensive Care Corporation
3405 W. Dr. Martin Luther King Jr. Blvd.
Tampa, FL 33607
Dear Board of Directors:
It is our understanding that Comprehensive Care Corporation (herein referred to as the Company or the Seller) has entered into an Agreement and Plan of Merger (herein referred to as the Agreement), dated January 18, 2007, between Hythiam, Inc. (herein referred to as the Buyer) and the Company whereby the Buyer plans to acquire the stock in the Company (herein referred to as the Transaction) which it does not already own. The Board of Directors of the Seller has requested Marshall & Stevens, Inc. (herein referred to as Marshall & Stevens) to prepare a Fairness Opinion (herein referred to as the Opinion) on behalf of the Board of Directors of the Company.
As consideration for the Transaction, twelve (12) Company Shares (other than any Dissenting Share or Buyer-owned Share) will be converted into the right to receive one (1) Buyer Share (the ratio of Buyer Shares to Company Shares is referred to herein as the conversion ratio. The conversion ratio will be based on the 5-day trailing average closing price of the Buyers stock (NasdaqNM:HYTM).
You have requested our Opinion as to whether the Transaction is fair from a financial point of view, pursuant to the terms and conditions set forth in the Agreement between the Buyer and Seller. We have not been engaged to give advice on whether the shareholders should approve the Buyer’s offer, nor have we been requested to seek or identify alternative business strategies and no such advice or alternative business strategy is given or provided. The date of this Opinion is as of January 24, 2007.
In arriving at our Opinion, we made such reviews, analyses and inquiries of other information as we deemed necessary and appropriate, such as, but not limited to:
1.	Agreement and Plan of Merger by and among the Seller and the Buyer;

2.	Reviewed the historical market prices and trading volumes associated with the Seller and the Buyer;

3.	CompCare’s audited financial statements. We reviewed the Company’s 10-K annual reports for fiscal years ended May 31, 2003 through 2006 and 10-Q quarterly reports for the quarters ended August 31, 2006 and November 30, 2006;

Board of Directors
Comprehensive Care Corporation
January 24, 2007

4.	The Company’s projections for the fiscal years ended May 31, 2007 — May 31, 2011;

5.	Publicly available financial data concerning certain companies deemed comparable, by Marshall & Stevens;

6.	Third party reports concerning the behavioral healthcare industry and general trends within the healthcare industry;

7.	Research analyst reports issued by various leading investment banks;

8.	Brochures and literature related to CompCare;

9.	Considered CompCare’s future revenue, EBITDA, EBIT, dividend-paying capacity and overall financial health;

10.	Analyzed financial statements, prices and other materials regarding certain comparable and publicly traded companies involved in the behavioral healthcare industry;

11.	Analyzed prevailing rates of return on debt and equity capital;

12.	Analyzed materials discussing the general and industry specific economic outlook;

13.	Compared particular statistical and financial information of CompCare to particular statistical and financial information of certain comparable and publicly traded companies;

14.	Conducted interviews with the management of CompCare;

15.	We reviewed the Buyer’s 10-K annual reports for fiscal years ended December 31, 2003 through 2005 and 10-Q quarterly reports for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

16.	Research analyst reports regarding the Buyer issued by various leading investment banks;

17.	Conducted interviews with the management of the Buyer.

Board of Directors
Comprehensive Care Corporation
January 24, 2007

In addition to reviewing the above information, we have among other things:
1.	Considered the nature of CompCare’s business, history, revenue, earnings before interest and taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), book capital, and total assets for fiscal years May 31, 2003 through 2006 and the six months ended November 30, 2006;

2.	Considered the nature of the Buyer’s business, history, revenue, earnings before interest and taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), book capital, and total assets for fiscal years December 31, 2003 through 2005 and the nine months ended September 30, 2006;

3.	Analyzed financial statements, prices and other materials regarding guideline publicly traded companies in the behavioral healthcare industry; required rates of return on debt and equity capital; materials discussing the economic outlook, in general; and the specific outlook for the behavioral healthcare and disease management industry; and such other material as we deemed appropriate;

4.	Analyzed the financial terms and operating results and financial conditions of companies, to the extent publicly available, involved in certain recent business combinations in the behavioral healthcare industry;

5.	Compared certain statistical and financial information of the Company with similar information for certain guideline publicly traded companies in the behavioral healthcare industry;

6.	Analyzed daily stock prices and trading volumes of CompCare and Hythiam for the period of 30, 60, and 90 days leading up to the transaction date of January 24, 2007. Our review of such data points was as of January 22, 2007;

7.	Visited the Company’s headquarters in Tampa, Florida, conducted interviews with management and relied upon their representations concerning the operations, financial condition, future prospects, and projected operations and performance of the Company; and

8.	Conducted such other financial studies, analyses and inquiries, and considered such other matters as we deemed necessary and appropriate for our Opinion.

Board of Directors
Comprehensive Care Corporation
January 24, 2007

In rendering our Opinion, we have not independently verified the accuracy and completeness of the financial information or other information furnished by the Company, orally or in writing, or other information obtained from publicly available sources. We reviewed most current and best available estimates and judgments of the management of the Company, as to the expected future financial and operating performance of the Company, and did not undertake any obligation to assess whether such forecasts, estimates or judgments were reasonable or were likely to be accurate, nor did we undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. In addition, we did not make an independent valuation of any particular assets or liabilities of the Company. Our Opinion is based on business, economic, market and other conditions as they exist as of the date of this Opinion.
We have assumed that the factual circumstances, agreements and terms, as they exist at the date of this Opinion, will remain substantially unchanged through the time the Transaction is completed. Marshall & Stevens did not (i) opine as to the tax or accounting treatment of the Transaction or any related matter thereto, (ii) assess the impact of compliance with any labor laws, including without limitations, the Federal Warn Act, or (iii) rely upon any third party appraisals in arriving at this Opinion.
This Opinion has been prepared solely for the benefit of the Board of Directors of the Seller in connection with the Transaction and may not be quoted, published, used or referred to in wide or in part, in connection with the Transaction or for any other purpose without Marshall & Stevens’ prior written consent; provided that, this Opinion may be included in the proxy statement and/or information statement sent by the Company to its shareholders concerning the Transaction so long as the Opinion is reproduced in full in such proxy statement and/or information statement and any summary of the Opinion in the proxy statement and/or information statement is reasonably acceptable to Marshall & Stevens. Our fee for this Opinion is not contingent upon our conclusion regarding the fairness of the consideration received by the stockholders of the Company other than the Buyer.
Based upon the foregoing and upon such other factors as deemed relevant, including the attached assumptions and limiting conditions, it is our Opinion, that as of the date of this Opinion, the Transaction is fair to the stockholders of the Company, from a financial point of view, pursuant to the terms and subject to the conditions set forth in the Agreement.
Very truly yours,
/s/ Marshall & Stevens Incorporated
MARSHALL & STEVENS INCORPORATED

ASSUMPTIONS AND LIMITING CONDITIONS
Title
No investigation of legal title was made, and we render no opinion as to ownership of Comprehensive Care Corporation (the Company or the Seller) or the underlying assets.
Date of Value
The date of this Opinion is January 24, 2007. The dollar amount reported is based on the purchasing power of the U.S. dollar as of that date. The analyst assumes no responsibility for economic or physical factors occurring subsequent to the date of this Opinion that may affect the Opinion reported.
Visitation
The Company was visited by senior analysts of Marshall Stevens. When the date of our visit differs from the date of our Opinion, we assume no material change in the operations of the Company or the underlying assets unless otherwise noted in the report.
Non-Valuation Expertise
No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by financial analysts.
Information and Data
Information supplied by others that was considered in this analysis is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the Opinion herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this Opinion.
Litigation Support
Depositions, expert testimony, attendance in court, and all preparations/support for same arising from this Opinion shall not be required unless arrangements for such services have been previously made.
Management
The Opinion expressed herein assumes the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the Company or the underlying assets.
Purpose
We have presented Marshall Stevens’ considered Opinion based on the facts and data obtained during the course of this investigation. This Opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions
We assume there are no hidden or unexpected conditions associated with the Company or the underlying assets that might adversely affect value. We also assume no responsibility for changes in market condition that may require an adjustment to our Opinion.
Hazardous Substances
Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of the Company or the underlying assets. In this Opinion, no consideration has been given to such liability or its impact on value.
Contingent Liabilities
Our conclusions do not consider the impact of any contingent liabilities of the Company, either known or unknown. According to the Management of the Company, as of the date of this Opinion, there were no contingent liabilities that were considered material.
Future Events/Projections
The reader is advised that this Opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability of the Company to meet certain operating projections. In this Opinion, the operating projections have been developed from information supplied by the Management of the Company. The operating projections incorporate various assumptions including, but not limited to, net sales, net sales growth, profit margins, income taxes, depreciation, capital expenditures, working capital levels, and discount rates, all of which are critical to the Opinion. The operating projections are deemed to be reasonable and valid at the date of this Opinion; however, there is no assurance or implied guarantee that the assumed facts will be validated or that the circumstances will actually occur. We reserve the right to make adjustments to this Opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operations of the Company.

APPENDIX D
Section 262 of the Delaware General Corporation Law
Section 262. Appraisal Rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY – COMMON STOCK
This proxy, properly executed, will be voted as directed hereon. If no direction is made, this proxy will be voted for approval.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.
Please mark your votes like this: ☑
     Proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 26, 2007, by and among Comprehensive Care Corporation, Hythiam, Inc. and HCCC Acquisition Corporation as described in the Proxy Statement and as such agreement may be amended from time to time, and the merger transaction provided for therein.

FOR	AGAINST	ABSTAIN
☐	☐	☐
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature (if held jointly)

Title or authority, if applicable	Date

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their title as such. If a partnership, please sign in the partnership name by an authorized person.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

COMPREHENSIVE CARE CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS ON                                         , 2007
The undersigned hereby appoints Mary Jane Johnson and Robert J. Landis, or any one of them, proxies, with power of substitution, to vote the shares of common stock of Comprehensive Care Corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders on                     , 2007, and any adjournment thereof.
(Continued, and to be marked, dated, and signed, on the other side.)
Please return this proxy promptly using the enclosed envelope.
No postage required if mailed in the United States of America.